                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy  Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to (Sec)240.14a-11(c) or (Sec)240.14a-12

                                  MEDAREX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   |_|  Check box if any part of the fee is offset as provided by Exchange Act
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        paid previously. Identify the previous filing by registration statement
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        ------------------------------------------------------------------------
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

                                  MEDAREX, INC.

                               707 State Road #206

                           Princeton, New Jersey 08540

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Medarex, Inc. (the "Company"). The meeting will be held at 10:00 a.m., on May 18, 2000, at The Waldorf -Astoria Hotel located at 301 Park Avenue New York, New York 10022. The formal notice of the meeting follows on the next page. The notice identifies the four proposals to be voted upon at the meeting. We have also enclosed a proxy statement explaining the matters to be voted on and a separate proxy card on which you can cast your vote by mail.

Management will report on the Company's activities since the last annual meeting of shareholders held on Thursday, May 20, 1999 and shareholders will have an opportunity to ask questions.

Your interest in the affairs of the Company is welcomed and encouraged. It is very important that you promptly cast your votes on the matters to be considered at the Annual Meeting, regardless of the size of your holdings. Even if you plan to attend the Annual Meeting in person, we urge you to complete, sign and return the enclosed proxy as soon as possible. If you do this, your shares will be voted as you direct, even if you are unable to attend the meeting. Even if you send in your proxy, you can still attend the meeting and vote however you wish in person.

                              Sincerely yours,


                              /s/ DONALD L. DRAKEMAN

                              DONALD L. DRAKEMAN
                              President and Chief Executive Officer

April 10, 2000

                                  MEDAREX, INC.

                              707 State Road # 206

                           Princeton, New Jersey 08540

                            NOTICE OF ANNUAL MEETING

                    To Be Held at 10:00 a.m. on May 18, 2000

To Our Shareholders:

           Our Annual Meeting of Shareholders will be held at The
Waldorf-Astoria Hotel, located at 301 Park Avenue New York, New York 10022, on May 18, 2000 at 10:00 a.m. The purpose of the meeting is to vote on the following matters:

           1. To elect two (2) Class I Directors each for a term to expire in 2003;

           2.   To approve our 2000 Stock Option Plan;

           3. To consider and act upon a proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 40,000,000 to 100,000,000;

           4. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2000; and

           5. To transact any other business that may properly come before the meeting or any adjournments thereof.

           Only shareholders of record at the close of business on March 31, 2000 may vote at the meeting. A list of the shareholders entitled to vote at the meeting will be available for inspection at the meeting and for a period of ten
(10) days prior to the meeting during regular business hours at our corporate headquarters at 707 State Road #206, Princeton, New Jersey 08540. A Proxy Statement explaining the matters to be acted upon at the Annual Meeting follows. Please read it carefully.

           Whether or not you expect to be personally present at the meeting, please be sure that the enclosed Proxy is properly completed, dated, signed and returned without delay in the enclosed envelope. Any Proxy may be revoked at any time before it is exercised by following the instructions set forth on page two of the accompanying Proxy Statement.

                            BY ORDER OF THE BOARD OF DIRECTORS,


                            /s/ Michael A. Appelbaum

                            MICHAEL A. APPELBAUM
                            Executive Vice President-Finance and Administration, Chief Financial Officer and Treasurer

April 10, 2000

                                  MEDAREX, INC.

                                 PROXY STATEMENT

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

           We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting of Shareholders. The Annual Meeting will be held on May 18, 2000. This Proxy Statement summarizes the information you need to know regarding the proposals to be voted upon at the Annual Meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

           On or about April 10, 2000, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the Annual Meeting. Shareholders who owned our Common Stock as of the close of business on March 31, 2000 are entitled to vote at the Annual Meeting. On this record date, there were 35,151,835 shares of our Common Stock outstanding. Common Stock is our only class of voting stock.

What Matters Are to Be Voted Upon at the Annual Meeting?

           Four proposals are being presented at the Annual Meeting for shareholder approval.

Proposal 1: Election of Two (2) Class I Directors

           The term of our current Class I Directors, Dr. Donald L. Drakeman, Charles R. Schaller and Robert Iggulden will expire at the Annual Meeting. We have nominated Dr. Drakeman and Mr. Schaller for re- election as Class I directors for new three-year terms ending at the 2003 annual meeting. Mr. Iggulden has determined not to stand for re-election at the Annual Meeting.

Proposal 2: Approval of Our 2000 Stock Option Plan

           The second proposal is to approve the 2000 Stock Option Plan. A detailed description of the 2000 Stock Option Plan, including the federal income tax consequences of the Plan, begins on page 19 of this Proxy Statement.

Proposal 3:  Approval of Increase in the Number of Our Authorized Shares of
             Common Stock

           The proposal is to amend our Restated Certificate of Incorporation to increase the number of our authorized shares of Common Stock from 40,000,000 to 100,000,000.

Proposal 4: Ratification of Appointment of Independent Auditors

           We have selected Ernst & Young LLP as our independent auditors for the current fiscal year. Although shareholder approval of this selection is not legally required, we are asking our shareholders to ratify the appointment of Ernst & Young LLP.

           As of the date of this Proxy Statement, these four proposals are the only matters which we intend to present at the Annual Meeting. We do not know of any other business to be presented at the Annual Meeting. If other business is brought before the Annual Meeting, the persons named on the enclosed proxy card will vote according to their best judgment.

How Many Votes Do I Have?

           Each share of Common Stock that you own entitles you to one vote on each matter voted upon at the Annual Meeting.

How Do I Vote by Proxy?

           Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

           If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make a specific choice, your proxy will vote your shares as recommended by the Board.

How Do I Revoke My Proxy?

           If you send in a signed proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

           .   You may send in another proxy with a later date.

           . You may notify our corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

           .   You may vote in person at the Annual Meeting.

How Do I Vote in Person?

           If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 31, 2000, the record date for voting.

What Vote is Required to Approve Each Proposal?

Quorum: The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 17,575,918 shares, will constitute a quorum for the Annual Meeting. If less than this number are present at the Annual Meeting, no business can be conducted other than the adjournment of the meeting. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

Approval of
the Proposals:                 Other than the election of directors, which
                               requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting for approval.

The Effect of Broker
Non-Votes and
Abstentions:                   For the purposes of determining the number of
                               votes cast at the meeting, only those cast
                               "For" or "Against"are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. Under the rules of the National
                               Association of Securities Dealers, Inc. (the
                               "NASD"), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc.
                               ("NYSE"), member brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. NYSE member brokers who do not receive instructions are entitled to vote on all proposals presented in this Proxy Statement.

How Does the Board Recommend I Vote on the Proposals?

           The Board recommends that you vote as follows:

           . "FOR" the election of Dr. Drakeman and Mr. Schaller as Class I directors to serve as directors until the 2003 Annual Meeting of Shareholders;

           .     "FOR" the 2000 Stock Option Plan;

           . "FOR" the proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock; and

           . "FOR" the ratification of Ernst & Young LLP as our independent auditors for the current fiscal year.

PROPOSAL 1 - ELECTION OF TWO CLASS I DIRECTORS

           Our Board of Directors is divided into three classes - Class I, Class II and Class III - in a manner providing for staggered three-year terms of classes. That is, one class is elected at each annual meeting of shareholders to serve for a three-year term. The Board is currently comprised of nine (9) members.

           At the 2000 Annual Meeting of Shareholders, the terms of our three
(3) current Class I Directors, Dr. Donald L. Drakeman, Charles R. Schaller and Robert Iggulden are expiring. We have nominated Dr. Drakeman and Mr. Schaller each to serve as a director for a new three-year term, ending at the 2003 Annual Meeting of Shareholders. Mr. Iggulden has determined not to stand for re-election at the Annual Meeting.

           Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of each of the nominees, or FOR one or more substitute nominees recommended by the Board of Directors in the event that one or more of our nominees should become unavailable for election.

           The following is a brief biography of each nominee for election as a director, the six (6) directors whose terms of office extend beyond the Annual Meeting and our executive officers.

Nominees for Election as Class I Directors - Terms Expiring in 2003.

           Charles R. Schaller (age 64), Mr. Schaller has been a Director since
           -------------------
our inception in 1987, and was Chairman of our Board of Directors until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and is currently a Director of Astro Power, Inc., a publicly traded company engaged in the commercialization of silicon film solar cells. Mr. Schaller holds a bachelor's degree in Engineering from Yale University and is a graduate of the program in management development at Harvard Business School.

           Donald L. Drakeman Ph.D. (age 45), Dr. Drakeman has been our
           ------------------------
President, Chief Executive Officer and a Director since our inception in 1987. Dr. Drakeman also serves as Chairman of the Board and Chief Executive Officer of our wholly-owned subsidiary GenPharm International, Inc. Dr. Drakeman graduated from Dartmouth College and holds a law degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty.

Incumbent Class III Directors - Terms Expiring in 2001.

           Julius A. Vida Ph.D. (age 70), Dr. Vida has been a Director since
           --------------------
February 9, 1994. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants, Inc. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Co. and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Biomatrix, Inc., Supergen, Inc., and Orphan Medical, Inc., publicly traded biotechnology companies.

           Irwin Lerner (age 69), Mr. Lerner has been a Director since September
           ------------
8, 1995. On May 19, 1997 Mr. Lerner became Chairman of the Board of Directors. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche, Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers' Association, where he chaired the Association's FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Public Service Enterprise Group Incorporated, a publicly traded diversified public utility holding company, Humana Inc., a publicly traded health care company, Covance, Inc., a publicly traded contract research organization, Axys Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and V.I. Technologies, Inc., a publicly traded biotechnology company.

           Dr. W. Leigh Thompson, Jr. (age 61), Dr. Thompson has been a Director
           --------------------------
since April 12, 1996. Dr. Thompson is currently the President and Chief Executive Officer of Profound Quality Resources Ltd., consultants to the health care industry. During 1994, Dr. Thompson served as the Chief Scientific Officer of Eli Lilly and Company. From 1982 until 1994, Dr. Thompson held various management positions with Lilly Research Laboratories, a subsidiary of Eli Lilly and Company, including Executive Director, Clinical Investigation and Regulatory Affairs from 1982 until 1986, Vice President from 1986 until 1988, Group Vice President from 1988 until 1993 and Executive Vice President from 1993 until 1994 in charge of all of that company's pharmaceutical and animal health research except process chemistry. Dr. Thompson was also a Professor of Medicine at Indiana University from 1984 to 1995. Dr. Thompson received a B.S. from the College of Charleston, M.S. and Ph. D. in Pharmacology from the Medical University of South Carolina and an M.D. from The Johns Hopkins University. Dr. Thompson is a director of BAS, Inc., DepoMed, Inc., Ophidian Pharmaceuticals, Inc., and Orphan Medical, Inc., publicly traded biotechnology companies.

Incumbent Class II Directors - Terms Expiring in 2002.

           Dr. Michael W. Fanger (age 58), Dr. Fanger has been a Director and
           ---------------------
Chairman of our Scientific Advisory Board since our inception in 1987 and was our Secretary from May 18, 1990 to April 3, 1991. Dr. Fanger has been Chairman of the Department of Microbiology at Dartmouth Medical School since July 1992 and a Professor of Microbiology and Medicine since 1981. Dr. Fanger is a graduate of Wabash College and received a Ph.D. degree in Biochemistry from Yale University.

           Michael A. Appelbaum (age 53), Mr. Appelbaum has been a Director
           --------------------
since April 3, 1991. Mr. Appelbaum is our Executive Vice President -Finance and Administration, Treasurer and Chief Financial Officer. Mr. Appelbaum is also the President and Chief Operating Officer of our wholly owned subsidiary GenPharm. Mr. Appelbaum joined us on a full-time basis on July 29, 1991. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst & Young LLP, is also an attorney. He graduated from Fairleigh Dickinson University and Suffolk University School of Law.

           Dr. Frederick B. Craves (age 53), Dr. Craves has been a director
           -----------------------
since August 4, 1998. In June 1997, Dr. Craves founded Bay City Capital Management LLC, a merchant bank providing advisory services and investing in life science companies, and has served as chairman and managing director since that company's inception. In November 1996, Dr. Craves founded the Craves Group LLC; and in January 1994, Dr. Craves co-founded Burrill & Craves. Dr. Craves is Chairman of the Board of Epoch

Pharmaceuticals, Chairman of the Board of NeoRx Corporation and is a director of Incyte Pharmaceuticals, Inc., publicly traded biotechnology companies. Dr. Craves holds a Ph.D. degree in Pharmacology and Experimental Toxicology from the University of California San Francisco Medical Center.

Board Committees.

           The Board of Directors has established three (3) permanent committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. None of the directors who serve on any of these three (3) committees are employees of our company or employees of our subsidiaries. The Audit Committee is currently comprised of Mr. Schaller, Mr. Lerner and Dr. Fanger. The Stock Option Committee is currently comprised of Mr. Lerner and Dr. Fanger. The Compensation Committee is currently comprised of Mr. Lerner, Mr. Schaller and Dr. Vida.

           The functions of our Audit Committee include recommending the engagement and discharge of the independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan and results of our procedures for internal auditing, reviewing the independence of the independent auditors, considering the range of audit fees and reviewing the adequacy of our system of internal accounting controls. The Audit Committee held one meeting in 1999.

           The functions of our Stock Option Committee are to administer our stock option plans (the "Plans") and to review and determine the officers, directors (excluding committee members), employees and consultants to whom stock options should be granted, the number of options and the option price to be paid. Our Stock Option Committee acted 44 times in 1999.

           The functions of our Compensation Committee are to review and determine salaries for officers and key employees as well as review and determine bonuses and other special awards of employee compensation and benefits. The Compensation Committee held two meetings in 1999.

           We currently have no executive committee or standing nominating committee. There are no arrangements or understandings with any director pursuant to which he has been elected a director.

           Our Board of Directors held ten meetings in 1999. Each of the directors attended at least 90% of the total of the Board and their committee meetings held during 1999.

 Compensation of Director.

           Our non-employee directors receive $1,000 per meeting, as compensation for their attendance at regular and special meetings of the Board. In addition, all directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. During 1999, no director received any other compensation for services rendered to us as a director.

Other Compensation Paid to Our Directors During 1999.

           During 1999, Mr. Schaller was paid for services rendered to us as a management consultant and Dr. Fanger was paid for services rendered to us as a scientific and technical consultant. In addition, Dr. Vida, Dr. W. Leigh Thompson, Jr. and Mr. Lerner were paid for services rendered to us as business development consultants. These fees did not exceed $40,000 individually or $104,000 in the aggregate.

Executive Officers.

           Our executive officers are Dr. Donald L. Drakeman-President and Chief Executive Officer, Michael A. Appelbaum-Executive Vice President - Finance and Administration, Treasurer and Chief Financial Officer, Dr. Randall T. Curnow - Senior Vice President and Chief Medical Officer, Dr. Yashwant M. Deo- Senior Vice President - Operations, Research and Development and Regulatory Compliance, Dr. Lisa N. Drakeman-Senior Vice President - Business Development, Dr. Nils Lonberg - Senior Vice President - Scientific Director of GenPharm and W. Bradford Middlekauff - Vice President, General Counsel and Secretary.

           Set forth below is certain information concerning Dr. Curnow, Dr. Deo, Dr. Drakeman, Dr. Lonberg and Mr. Middlekauff.

           Dr. Randall T. Curnow (age 56), Dr. Curnow is our Senior Vice
           ---------------------
President and Chief Medical Officer. Dr. Curnow joined us on May 20, 1996. Prior to joining us, Dr. Curnow held several positions at Glaxo, Inc. including Vice President, Health Science Affairs from September 1993 until September 1995 and Vice President, Regulatory Affairs from December 1990 until September 1993. Dr. Curnow received both his B.S. degree and M.D. degree from the University of Nebraska.

           Yashwant M. Deo, Ph.D. (age 45), Dr Deo is our Senior Vice
           ----------------------
President-Operations, Research and Development and Regulatory Compliance. Dr. Deo joined us on July 15, 1993. Dr. Deo served as Vice President of Process Development from June 1992 until July 1993 and as Director of Cell Culture R&D at Centocor Inc. from July 1988 until June 1992. Dr. Deo received his Bachelor of Science degree from the University of Poona (India), Master of Science degree from G.B. Pant University (India) and Ph.D. degree in Fermentation Technology from the University of Calgary (Canada), where he was an I.W. Killam Scholar.

           Dr. Lisa N. Drakeman (age 45), Dr. Drakeman is our Senior Vice
           --------------------
President-Business Development. Dr. Drakeman joined us in 1989 on a part-time basis and on a full-time basis in 1991. Dr. Drakeman is also Chief Executive Officer of Genmab A/S, a Danish company formed to develop and commercialize a portfolio of fully humanized antibodies derived from our HuMAbTM Mouse technology. We have a 45% equity ownership interest in Genmab. Dr. Drakeman graduated from Mount Holyoke College, received an M.A. degree from Rutgers University, and a Ph.D. in the humanities from Princeton University.

           Dr. Nils Lonberg, Ph.D. (age 44), Dr. Lonberg is the Senior Vice
           -----------------------
President-Scientific Director of our wholly-owned subsidiary, GenPharm. Dr. Lonberg joined GenPharm in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in Manhattan. He received his Ph.D. in Biochemistry and Molecular Biology from Harvard University in 1985.

           W. Bradford Middlekauff (age 38), Mr. Middlekauff is our Vice
           -----------------------
President, General Counsel and Secretary. Mr. Middlekauff joined us on March 2 , 2000. Prior to joining us, Mr. Middlekauff was Vice President, Business Development and General Counsel at Algos Pharmaceutical Corporation from August 1998 until February 2000. From September 1993 until July 1998, Mr. Middlekauff was an associate with the law firm of Cooley Godward LLP, where he advised life science companies on business and legal aspects of research and development, corporate partnering and licensing, product commercialization and corporate financing. Mr. Middlekauff received an A.B. degree from Brown University and a J.D. degree from Yale Law School.

           Dr. Donald L. Drakeman and Dr. Lisa N. Drakeman are husband and wife. There are no other family relationships among any of our directors or executive officers.

Compensation of Executive Officers.

Report of the Compensation and Stock Option Committees on Executive
Compensation.

           Compensation Philosophy and Policies. Our fundamental executive compensation philosophy is to enable us to attract and retain key executive personnel and to motivate those executives to achieve our objectives. We are still in the research and development phase and have not yet achieved profitability; therefore, some of the traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive's performance is based on attainment of his or her specific personal objectives in light of our overall annual strategic goals. Among other things, we examine three (3) specific areas in formulating the compensation packages of our executive officers. These areas, followed by specific inquiries made by the Committees within such areas, are as follows:

Our Company's Performance:
--------------------------

           o The extent to which our key research, clinical, product manufacturing and financial objectives have been met during the preceding fiscal year.

           o     The development, acquisition and licensing of key technology.

           o Our achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

Executive Performance:
---------------------

           o An executive's involvement in and responsibility for the development and implementation of strategic plans and the attainment of our strategic and operating objectives, along with achievement of agreed upon personal objectives.

           o The participation by an executive in the relationship between us and the investment community.

           o The involvement of an executive in personnel recruitment, retention and morale.

           o The responsibility of the executive in working within the budgets, controlling costs and other aspects of expense management.

Other Factors:
--------------

           o The necessity of being competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

           Each executive officer's compensation package is reviewed annually and is comprised of up to three (3) components: base salary, cash bonuses and stock options. In addition to these components, executive officers are eligible to participate in all employee benefit programs generally available to all of our other employees.

           Base Salary. In setting the base levels for each executive officer, the Compensation Committee reviews surveys and other available information on the base salaries of executive officers in comparable positions in other biotechnology companies. Factors considered include, but are not limited to, company size, stage of development of a company's products and geographic location. The Compensation Committee also considers the individual experience level and actual performance of each executive officer in light of our needs and objectives.

           Bonus Awards. We do not have formal incentive or bonus plans for executives. As part of the review and setting of annual compensation, annual cash bonuses tied to the achievement of certain specific personal and corporate objectives and milestones have, to date, been awarded to all of our executive officers. Awards have been, and are expected to continue to be, based on our attainment of annual milestones and accomplishments identified by the Board of Directors and are granted at the discretion of the Compensation Committee.

           Stock Option Plans. Subject to the terms of the Plans, the Stock Option Committee has the authority to determine all terms and provisions under which options are granted under the Plans, including the individuals to whom such options may be granted. The Plans may be amended by our shareholders. They may also be amended by the Board of Directors without approval by the shareholders except to the extent that shareholders' approval is required to ensure favorable tax treatment for incentive stock options or to ensure qualification of the Plans under federal securities laws. Options generally vest at various times in excess of six months from their date of grant, and are intended as incentive and motivation for our executive officers, as well as to align the interest of those officers more closely with those of our shareholders in advancing corporate objectives. All executive officers have been awarded stock options under the Plans.

           In addition to incentive stock options granted under the Plans, the Stock Option Committee also has the authority to grant, at its discretion, non-qualified options as well as other stock based awards to certain individuals, including executive officers. To date, non-qualified options have been granted to all executive officers. Awards of restricted stock have also been granted under the Plans. All options granted under the Plans were granted with exercise prices equal to or greater than the fair market value of our Common Stock on the date of grant.

           Compensation of the Chief Executive Officer. During 1999, Dr. Donald
L. Drakeman's annual base salary was $373,000, an increase of approximately 4% from 1998. This increase in Dr. Drakeman's base salary was determined in accordance with the criteria outlined above, the Compensation Committee's evaluation of our overall performance as well as Dr. Drakeman's individual performance. Also, in March 2000, Dr. Drakeman was awarded a cash bonus of $200,000 based upon the evaluation by the Compensation Committee of the achievement of product development and other specific strategic milestones set by the Compensation Committee in connection with the review of Dr. Drakeman's compensation for 1999.

           Based on its evaluation of Dr. Drakeman's performance, the Compensation and Stock Option Committees believe that Dr. Drakeman's compensation level is appropriate and in line with his peers in the industry.

Compensation and Stock Option Committees of the Board of Directors.

                Stock Option Committee                Compensation Committee
                ----------------------                ----------------------

                Irwin Lerner                          Irwin Lerner
                Dr. Michael W. Fanger                 Charles R. Schaller
                                                      Dr. Julius A. Vida

           The report of the Compensation and Stock Option Committees shall not be deemed incorporated by reference by any general statement of incorporation by reference of this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that we specifically incorporate this report by reference.

Compensation Committee and Stock Option Committee Interlocks and Insider Participation.

           The Stock Option Committee is comprised of Irwin Lerner and Dr. Michael W. Fanger. The Compensation Committee is comprised of Irwin Lerner, Charles R. Schaller and Dr. Julius A. Vida. None of these directors has been an officer or employee of the company during the past three (3) years. No Compensation Committee and Stock Option Committee interlocks exist between us and another entity.

EXECUTIVE COMPENSATION TABLES

           Summary Compensation Table. The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer, Dr. Donald L. Drakeman, and our six (6) most highly paid executive officers other than Dr. Donald L. Drakeman for the years ended December 31, 1997, 1998 and 1999.

                                                         Summary Compensation Table

                                          Annual Compensation                         Long Term Compensation
                                          -------------------                         ----------------------
                                                                                                      Long
      Name and Principal                                                 Restricted      Stock        Term
      ------------------                                                   Stock        Option/     Incentiv           All Other
           Position               Year       Salary        Bonus/1/       Awards/2/      SARs/3/        e            Compensation/4/
           --------               ----       ------        -----          ------         ----                         ------------
                                                                                                     Payouts
                                                                                                     -------
Donald L. Drakeman                1999      $373,000     $200,000        $568,750       112,000        $ -              $ 3,200/5/
President and Chief               1998       359,000      100,000            -           30,000          -                3,200
Executive Officer                 1997       335,000       97,500            -           71,000          -                3,200


Michael A. Appelbaum              1999       295,000      125,000         568,750       112,000          -                3,200/6/
Executive Vice                    1998       282,500       80,000            -           20,000          -               14,756/7/
President - Finance and           1997       252,500       75,000            -           64,000          -                3,200
Administration,
Treasurer and Chief
Financial Officer

Yashwant M. Deo                   1999       305,000       90,000            -           50,000          -                3,200
Senior Vice President -           1998       294,000       80,000            -           15,000          -               39,296/8/
Operations, Research              1997       280,709       80,000            -           29,000          -               21,822/9/
and Development and
Regulatory Compliance

Randall T. Curnow                 1999       278,000       60,000            -           25,000          -               86,234/10/
Senior Vice President -           1998       270,500       60,000            -           10,000          -               73,877/11/
Chief Medical Officer             1997       256,500       60,000            -            8,000          -               80,429/12/


Lisa N. Drakeman                  1999       159,000       85,000         568,750       112,000          -                3,200
Senior Vice President -           1998       148,500       48,000            -           15,000          -                3,200
Business Development              1997       129,793       40,000            -           57,000          -                3,180

Nils Lonberg                      1999       167,250       80,000         568,750       112,000          -                3,200
Senior Vice President -           1998       160,161      102,792            -             -             -              247,975/13/
Scientific Director               1997       111,585/14/      -              -             -             -                  -
GenPharm International,
Inc.
W. Bradford                       1999       200,000/15/      -              -           50,000/16/      -                  -
Middlekauff
Vice President, General
Counsel and Secretary

-----------------------------

(1) A portion of each of the named executive officer's cash compensation for each year shown was paid in the first quarter of the year following the year shown and is reported in this table as bonus.

(2) On November 1, 1999 certain executive officers were granted restricted stock awards under our Plans of 25,0000 shares each. On December 17, 1999 these executive officers received 25,000 shares of common stock with an aggregate value of $568,750, based on the fair market value price of $22.75 on December 17, 1999, the date the restrictions lapsed.

(3) We have not granted any stock appreciation rights (SARs) or made any long term incentive payouts.

(4)    Unless otherwise specified, represents matching funds under our 401(k)
       Plan.

(5)    Excludes $1,967,070 of deferred compensation.

(6)    Excludes $103,530 of deferred compensation.

(7) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $111,556 for certain relocation expenses.

(8) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $36,096 for certain living expenses.

(9) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $18,622 for certain living expenses.

(10) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $83,034 for certain living expenses.

(11) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $70,677 for certain living expenses.

(12) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $77,229 for certain living expenses.

(13) Includes $3,012 of matching funds under our 401(k) Plan and $244,963 in the form of a GenPharm stock bonus payable in connection with our acquisition of GenPharm.

(14) Represents Dr. Lonberg's 1997 stated salary. Dr. Lonberg began employment with us on October 21, 1997, the date of our acquisition of GenPharm and received $21,387 in salary from us in 1997.

(15) Represents Mr. Middlekauff's 2000 stated salary. Mr. Middlekauff began employment with us on March 2 , 2000.

(16) Represents shares granted to Mr. Middlekauff in connection with his employment with us.

           Stock Option Table. The following table sets forth information concerning stock options granted during the year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.



                                                                                                           Potential Realizable
                                                                                                             Value at Assumed
                                                                                                          Annual Rates of Stock
                                               Option Grants in Last Fiscal Year                          Price Appreciation for
                                                       Individual Grants                                       Option Term/1/
                                 -------------------------------------------------------------            -----------------------
                                                   % of Total
                                                  Options/SARs
                            Options/SARs            Granted to        Exercise or
                              Granted             Employees in        Base Price          Expiration
             Name               (#)/2/             Fiscal Year        ($/Share)/3/           Date             5% ($)      10% ($)
             ----        -------------------      ------------       ------------        -------------        ------      -------
Donald L. Drakeman             112,000                 12%            $   6.86             10/31/09         $ 483,192   $1,224,504
Michael A. Appelbaum           112,000                 12                 6.86             10/31/09           483,192    1,224,504
Yashwant M. Deo                 50,000                  5                 6.86             10/31/09           215,711      546,654
Randall T. Curnow               25,000                  3                 6.86             10/31/09           107,855      273,327
Lisa N. Drakeman               112,000                 12                 6.86             10/31/09           483,192    1,224,504
Nils Lonberg                   112,000                 12                 6.86             10/31/09           483,192    1,224,504

--------------------

(1) The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 1999. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of our stock or of the stock price.

(2) All options may be exercised at any time before the expiration date so long as employment with us continues; provided, however, that the options may be exercised within twelve months after the death of the optionee or three months after the termination of the optionee's employment as the result of disability. We have granted no SARs under the Plans.

(3)   All grants were made at 100% of fair market value as of the date of grant.

           Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values. The following table presents the number and value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 1999, distinguishing between options that are exercisable and those that are not exercisable.


                    Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values/1/

                                Shares
                               Acquired                                 Number of Unexercised             Value of Unexercised In-
                                  on            Value                      Options/SARs at                 the-Money Options/SARs
                               Exercise       Realized/2/                  Fiscal Year End                at Fiscal Year End ($)/3/
                                                                          -----------------               -----------------------
           Name                  (#)             ($)                  Exercisable Unexercisable          Exercisable Unexercisable
           ----                 -----           ----                  ----------- -------------          ----------- -------------
Donald L. Drakeman             399,000        $1,967,228             221,000           112,000          $7,252,000       $3,403,680
Michael A. Appelbaum           171,000         2,906,988              40,000           112,000           1,232,400        3,403,680
Yashwant M. Deo                   -                 -                252,400            50,000           8,286,550        1,519,000
Randall T. Curnow               18,000           130,800             120,000            25,000           3,472,800         759,750
Lisa N. Drakeman                27,500           930,148              77,000           112,000           2,506,350        3,403,680
Nils Lonberg                      -                 -                 25,000           112,000            795,250         3,403,680

------------------------------

(1) All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2) Fair market value of underlying securities at exercise minus the exercise price.

(3) Based upon the last reported sale price of our Common Stock on the Nasdaq National Market of $37.25 on December 31, 1999.

           We have not deferred payment of any cash compensation payable to executive officers for services rendered during the last fiscal year. No executive officer received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

EMPLOYMENT AND CONSULTING AGREEMENTS

           Dr. Donald L. Drakeman. We have entered into an employment agreement with Dr. Donald L. Drakeman pursuant to which he is employed as our President and Chief Executive Officer. Dr. Drakeman's current annual salary is $373,000, which may be periodically increased by the Board of Directors. The agreement expires on October 1, 2000, and is automatically renewed for successive one year terms unless, we or Dr. Drakeman elect not to renew. If the agreement is not renewed by us, Dr. Drakeman is entitled to one (1) year's severance pay, subject to reduction if Dr. Drakeman finds alternative employment during that period. The agreement contains prohibitions against disclosure of any confidential information concerning our business, accounts, or finances. It also contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal and upon a change of control. If we terminate Dr. Drakeman's employment without cause, Dr. Drakeman is entitled to two (2) full years' severance pay. In the event of a change in control of Medarex, Dr. Drakeman has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay Dr. Drakeman an amount equal to one (1) full year's salary. Dr. Drakeman has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Dr. Drakeman elects not to renew his employment for the 2001 or 2002 calendar year, he will be subject to a noncompetition covenant for a period of one (1) year from the date he gives notice of nonrenewal. If Dr. Drakeman elects not to renew his employment beyond the 2002 calendar year, or if we elect not to renew Dr. Drakeman's employment beyond the 2000 calendar year, Dr. Drakeman will not be subject to a noncompetition covenant.

           Mr. Michael A. Appelbaum. We have entered into an employment agreement with Michael A. Appelbaum pursuant to which he is employed as our Executive Vice President - Finance and Administration, Chief Financial Officer and Treasurer. Mr. Appelbaum's current annual salary is $295,000 which may be periodically increased by the Board of Directors. The agreement expires on October 1, 2000 and is automatically renewed for successive one (1) year terms unless the Company or Mr. Appelbaum elects not to renew. If the agreement is not renewed by us, Mr. Appelbaum is entitled to one (1) year's severance pay subject to reduction if Mr. Appelbaum finds alternative employment during that period. The agreement contains prohibitions against disclosure of any confidential information concerning our business, accounts, or finances. It also contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Mr. Appelbaum's employment without cause, Mr. Appelbaum is entitled to two (2) full years' severance pay. In the event of a change in control of Medarex, Mr. Appelbaum has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay Mr. Appelbaum an amount equal to one (1) full year's salary. Mr. Appelbaum has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date he gives notice of nonrenewal. If Mr. Appelbaum elects not to renew his employment beyond the 2002 calendar year, or if we elect not to renew Mr. Appelbaum's employment beyond the 2000 calendar year, Mr. Appelbaum will not be subject to a noncompetition covenant.

           Dr. Yashwant M. Deo. We have entered into an employment agreement with Dr. Yashwant M. Deo pursuant to which he is employed as our Senior Vice President-Operations, Research and Development and Regulatory Compliance. Dr. Deo's current salary is $305,000 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 2000 and is automatically renewed for successive one (1) year terms unless we or Dr. Deo elect not to renew. If the agreement is not renewed by us, Dr. Deo is entitled to one (1) year's severance pay, subject to reduction if Dr. Deo finds alternative employment during that period. The agreement contains prohibitions against disclosure of any confidential information concerning our business, accounts or finances. It also contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Dr. Deo's employment without cause, Dr. Deo is entitled to one (1) full years' severance pay. In the event of a change in control of Medarex, Dr. Deo has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay Dr. Deo an amount equal to one (1) full years' salary. Dr. Deo has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1)year from the date of termination. If we or Dr. Deo elect not to renew his employment beyond October 1, 2000, Dr. Deo will not be subject to a noncompetition covenant.

           Dr. Randall T. Curnow. We have entered into an employment agreement with Dr. Randall T. Curnow pursuant to which he is employed as our Senior Vice President and Chief Medical Officer. Dr. Curnow's current salary is $278,000 which may be periodically increased by the Board of Directors. The agreement expires on October 1, 2000 and is automatically renewed for successive one (1) year terms unless we or Dr. Curnow elects not to renew. If the agreement is not renewed by us, Dr. Curnow is entitled to one (1) year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning our business, accounts or finances. It also contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Dr. Curnow's employment without cause, Dr. Curnow is entitled to two (2) full years' severance pay. In the event of a change of control of Medarex, Dr. Curnow has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay Dr. Curnow an amount equal to one (1) full years' salary. Dr. Curnow has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If we or Dr. Curnow elect not to renew his employment beyond October 1, 2000, Dr. Curnow will not be subject to a noncompetition covenant.

           W. Bradford Middlekauff. We have entered into an employment agreement with W. Bradford Middlekauff pursuant to which he is employed as our Vice President, General Counsel and Secretary. Mr. Middlekauff's current annual salary is $200,000 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 2002 and is automatically renewed for successive one (1) year terms unless we or Mr. Middlekauff elect not to renew. If the agreement is not renewed by us, Mr. Middlekauff is entitled to one (1) year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning our business, accounts or finances. It also contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Mr. Middlekauff's employment without cause, Mr. Middlekauff is entitled to two (2) full years' severance pay. In the event of a change of control of Medarex, Mr. Middlekauff has the right to terminate the agreement on 90 days' prior written notice. In such event, we will pay Mr. Middlekauff an amount equal to one (1) full years' salary. Mr. Middlekauff has the right to resign voluntarily upon giving us 90 days' prior written notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Middlekauff elects not to renew his employment beyond October 1, 2002, Mr. Middlekauff will not be subject to a noncompetition covenant.

           Dr. Michael W. Fanger. We have entered into a consulting agreement with Dr. Michael W. Fanger, one of our scientific founders, pursuant to which Dr. Fanger has agreed to perform certain consulting services for us. The term of this agreement expires in July of each calendar year, and is automatically extended indefinitely for additional one (1) year-terms unless notice is given by either party of its election not to so extend the agreement.

           Dr. Julius A. Vida. We maintain a consulting agreement with Dr. Julius A. Vida pursuant to which Dr. Vida has agreed to perform certain consulting services relating to the development of corporate partnerships and licensing programs. Under the terms of this agreement, Dr. Vida will receive $1,600 per month plus $1,600 per day for each day of service in excess of 12 days per calendar year. Dr. Vida will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Dr. Vida remains a member of our Board of Directors.

           Irwin Lerner. We maintain a consulting agreement with Irwin Lerner, pursuant to which Mr. Lerner has agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Mr. Lerner will receive $2,500 per month during the term of the agreement. Mr. Lerner will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Mr. Lerner remains a member of our Board of Directors.

           Dr. W. Leigh Thompson, Jr. We maintain a consulting agreement with Dr. W. Leigh Thompson, Jr., pursuant to which Dr. Thompson has agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Dr. Thompson will receive $1,200 per month during the term of the agreement. Dr. Thompson will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Dr. Thompson remains a member of our Board of Directors.

           Mr. Charles R. Schaller. We maintain an arrangement with Charles R. Schaller pursuant to which Mr. Schaller provides business and strategic planning services. It is not anticipated that he will receive more than $2,000 per month in connection with this arrangement. Mr. Schaller will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request.

           We require our employees to execute confidentiality and nondisclosure agreements upon the commencement of employment with us. The agreements provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval. As indicated above, however, public policy limitations and the difficulty of obtaining injunctive relief may impair our ability to enforce the non-competition and nondisclosure covenants made by our employees.

STOCK PRICE PERFORMANCE GRAPH

           The graph and table below compare the cumulative total stockholder return (stock price appreciation plus reinvested dividends, if any) on an annual basis for our Common Stock against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and peer groups we selected for the period from December 31, 1994 through December 31, 1999. The new peer group consists of the following biotechnology companies: Abgenix, Inc.; Imclone Systems, Inc.; Protein Design Labs, Inc.; Xoma Corporation; Cytogen Corporation; Idec Pharmaceuticals Corporation; Immunogen, Inc.; Cantab Pharmaceuticals plc; NeoRx Corporation; and Immunomedics, Inc. Information with respect to the old peer group includes all of these biotechnology companies except for Abgenix, Inc. The relevant information with respect to the peer groups was furnished by Research Data Group.


                                [GRAPHIC OMITTED]


                                                  12/31/94       12/31/95        12/31/96      12/31/97       12/31/98      12/31/99
Medarex, Inc................................      $100           $248            $243          $183           $105          $1,296
New Peer Group..............................      $100           $189            $231          $227           $204            $618
Old Peer Group..............................      $100           $184            $232          $228           $204            $506
Nasdaq Stock Market Index (U.S.)............      $100           $141            $174          $213           $300            $542

           The above graph and table assume $100 invested on December 31, 1994, with all dividends reinvested, in each of our Common Stock, the Nasdaq Stock Market Index (U.S.) and the peer groups.

MEDAREX STOCK OWNED BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

           The following table sets forth as of March 31, 2000, the number of shares and percentage of our Common Stock held by (i) each person who owns of record or who is known by us to "beneficially own" more than 5% of our Common Stock, (ii) each of our executive officers and directors, and (iii) all of our officers and directors as a group. As of March 31, 2000, we had 35,151,835 shares of Common Stock outstanding.

           "Beneficial ownership" is broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, a person "beneficially" owns our Common Stock not only if he or she holds it directly, but also if he or she indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), has (or shares) the power to vote the stock, or to sell it, or if he or she has the right to acquire it within 60 days.


                                                                                             Amount and Nature of
                                                                                                  Beneficial                Percent
Officers, Directors and Principal Stockholders                                                   Ownership(1)                Owned
----------------------------------------------                                                   ------------                -----
BCC Acquisition I LLC (2)...........................................................              4,176,673                  11.7%
c/o Bay City Capital
750 Battery Street, Suite 600
San Francisco, CA  94111
Dr. Donald L. Drakeman (3)..........................................................               928,128                    2.6%
Dr. Michael Fanger (4)..............................................................               523,637                    1.5%
Michael A. Appelbaum (5)............................................................               174,432                     *
Charles R. Schaller (6).............................................................               166,636                     *
Dr. Yashwant M. Deo (7).............................................................               192,400                     *
Dr. Frederick B. Craves (8) ........................................................               173,390                     *
Dr. Lisa N. Drakeman (9)............................................................               928,128                    2.6%
Dr. Randall T. Curnow (10)..........................................................               145,000                     *
Dr. Nils Lonberg (11)...............................................................               165,553                     *
Irwin Lerner (12)...................................................................               135,000                     *
Dr. Julius A. Vida (13).............................................................                71,665                     *
Dr. W. Leigh Thompson, Jr. (14).....................................................                53,000                     *
Robert Iggulden (15)................................................................                53,000                     *
W. Bradford Middlekauff ............................................................                  -                        *
All officers and directors as a group (fourteen persons)(16)........................              2,781,841                   7.5%

-----------------------

(1) The persons named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.

(2) Includes 454,796 shares issuable pursuant to immediately exercisable warrants.

(3) Includes 15,000 shares held by Dr. Donald L. Drakeman's wife, Dr. Lisa N. Drakeman, 154,000 shares issuable pursuant to immediately exercisable options held by Dr. Lisa N. Drakeman, and 15,536 shares held in trusts for the benefit of Cynthia and Amy Drakeman. Dr. Lisa N. Drakeman is the trustee of such trusts. Also includes 333,000 shares issuable pursuant to immediately exercisable options and 391,067 phantom stock units..

(4) Includes 30,000 shares issuable pursuant to immediately exercisable options and 80,000 shares held by Dr. Fanger's wife. Also includes 102,917 phantom stock units.

(5) Includes 152,000 shares issuable pursuant to immediately exercisable options and 20,582 phantom stock units.

(6) Includes 106,300 shares issuable pursuant to immediately exercisable options and 14,211 phantom stock units.

(7) Represents 192,400 shares issuable pursuant to immediately exercisable options.

(8) Includes 109,954 shares held by BCC Acquisition I LLC ("BCC Acquisition"), 13,436 shares issuable pursuant to immediately exercisable warrants held by BCC Acquisition. Dr. Craves disclaims beneficial ownership of such shares. Includes 50,000 shares issuable pursuant to immediately exercisable options.

(9) Includes 19,525 shares, 333,000 shares issuable pursuant to immediately exercisable options and 391,067 phantom stock units held by Dr. Donald L. Drakeman, Dr. Lisa N. Drakeman's husband. Includes 15,536 shares of the Company's Common Stock held in trust for the benefit of Cynthia and Amy Drakeman, Dr. Drakeman's minor children. Dr. Lisa N. Drakeman is the trustee of such trusts. Includes 154,000 shares issuable pursuant to immediately exercisable options.

(10) Represents 145,000 shares issuable pursuant to immediately exercisable options.

(11) Includes 137,000 shares issuable pursuant to immediately exercisable options.

(12) Includes 120,000 shares issuable pursuant to immediately exercisable options.

(13) Includes 67,500 shares issuable pursuant to immediately exercisable options. Also includes 1,165 shares held by Dr. Vida's wife.

(14) Represents 53,000 shares issuable pursuant to immediately exercisable options.

(15) Represents 53,000 shares issuable pursuant to immediately exercisable options.

(16) Includes 1,606,636 shares issuable pursuant to immediately exercisable options and warrants and 528,777 phantom stock units.

* Less than 1%.

SECTION 16(a) REPORTING

           Under the securities laws of the United States, our directors, our executive officers (and certain other officers), and any persons holding ten percent (10%) or more of our Common Stock are required to report their ownership of our Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure to file by these dates during 1999. All of these filing requirements were satisfied by our directors and executive officers during 1999.

PROPOSAL 2 - APPROVAL OF THE 2000 STOCK OPTION PLAN

           The Board has unanimously approved the 2000 Stock Option Plan and has directed that it be submitted for the approval of the shareholders at the Annual Meeting. The 2000 Stock Option Plan will become effective on the date of shareholder approval (the "Effective Date").

           The following description of the 2000 Stock Option Plan is only a summary of the important provisions of the 2000 Stock Option Plan and does not contain all of the terms and conditions of the 2000 Stock Option Plan. You can obtain a copy of the full text of the 2000 Stock Option Plan, without charge, upon request to our corporate Secretary.

What Is the Purpose of the 2000 Stock Option Plan?

           The purpose of the 2000 Stock Option Plan is to help us hire and keep directors, consultants, officers and other employees of outstanding ability and to motivate employees to exert their best efforts on our behalf. In addition, we expect to benefit from the added interest which the optionees will have in our welfare as a result of their ownership or increased ownership of our Common Stock.

What Types of Options and Awards Can be Granted Under the 2000 Stock Option
Plan?

           Options and other awards authorized under the 2000 Stock Option Plan include:

           o incentive stock options ("ISOs") which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code");

           o stock options which are "non-qualified" for federal income tax purposes ("NQOs"), to which the provisions of the Code pertaining to ISOs do not apply;

           o restricted stock awards, which are awards of stock that are subject to forfeiture in the event of premature termination of employment, our failure to meet certain performance objectives, or other conditions;

           o stock appreciation rights ("SARs"), which enable a recipient to profit immediately from the difference between the exercise price of an option and the fair market value of the stock;

           o deferred stock awards, which are awards of stock that are not distributed to the participant until after a specified deferral period;

           o and other stock-based awards permitted under the 2000 Stock Option Plan (including, but not limited to, performance shares and convertible debentures).

           Each award described above is sometimes referred to in this Proxy Statement as an "Award", and all such awards are sometime collectively referred to in this Proxy Statement as "Awards".

           The 2000 Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

How Will the 2000 Stock Option Plan Be Administered?

           o The 2000 Stock Option Plan will be administered by the Stock Option Committee, which shall consist of at least two (2) directors, appointed by the Board, who are "Non-Employee Directors" as defined by the SEC under Rule 16b-3.

           o The term of office of the Stock Option Committee members will be as fixed from time to time by the Board of Directors. The Board may from time to time remove members from the Stock Option Committee, with or without cause, or add members to the Stock Option Committee. Vacancies in the Stock Option Committee, however caused, will be filled by the Board.

           o Subject to the express terms and conditions of the 2000 Stock Option Plan, the Stock Option Committee will have full power to make Awards, to construe or interpret the 2000 Stock Option Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration. Except as otherwise provided in the 2000 Stock Option Plan, the Stock Option Committee may also determine which persons shall be granted Awards, the nature of the Awards granted, the number of shares subject to Awards and the time at which Awards shall be made. Such determinations will be final and binding.

How Much Stock Will Be Available Under the 2000 Stock Option Plan?

           o The only class of stock subject to an Award is Common Stock. The maximum number of shares of Common Stock with respect to which Awards may be granted is 1,000,000 shares, however, this number is subject to adjustment in the event of a recapitalization, reorganization or similar event.

           o The maximum number of shares of Common Stock with respect to which Awards may be granted to any participant in any year under the 2000 Stock Option Plan is 200,000 shares.

           o Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, except that treasury shares must be used in the case of Awards of restricted stock. Any shares represented by Awards which are cancelled, forfeited, terminated or expire unexercised will again be available for grants and issuance under the 2000 Stock Option Plan.

Who Is Eligible to Participate in the 2000 Stock Option Plan?

           o Persons eligible for Awards under the 2000 Stock Option Plan will be limited to directors, consultants, officers and other employees of Medarex and our subsidiaries who are responsible for the management, growth, profitability and protection of the business of Medarex and our subsidiaries ("Eligible Persons").

           o The Stock Option Committee will select who will receive Awards and the amount and nature of such Awards.

What Happens If the Number of Outstanding Shares Changes Because of a Merger, Consolidation, Recapitalization or Reorganization?

           o In the event that our outstanding shares of Common Stock are increased, decreased or changed or converted into other securities by reason of merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend or other change in our corporate structure affecting the stock, the number of shares that may be delivered under the 2000 Stock Option Plan and the number and/or the option price of shares subject to outstanding options and any other Awards under the 2000 Stock Option Plan may be adjusted in the sole discretion of the Stock Option Committee to the extent that the Stock Option Committee determines to be appropriate, provided, however, that the number of shares subject to any Awards will always be a whole number, and provided further that, in the case of ISOs, no such adjustment will be authorized to the extent that it would constitute a "modification" as defined in Section 424(h)(3) of the Code or would cause the 2000 Stock Option Plan to violate
                Section 422(b)(1) of the Code or any successor provision thereto.

           o The adjusted option price will also be used to determine the amount payable to us upon the exercise of any SAR associated with any option.

When Will the 2000 Stock Option Plan Terminate?

           The 2000 Stock Option Plan will expire on May 17, 2010, but the Board of Directors may terminate the 2000 Stock Option Plan at any time prior to that date and Awards granted prior to such termination may extend beyond such date. Termination of the 2000 Stock Option Plan will not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations of any Award made under the 2000 Stock Option Plan.

What Changes Can the Board Make to the 2000 Stock Option Plan?

           The Board may from time to time alter, amend, suspend or discontinue the 2000 Stock Option Plan; however, no such action of the Board may alter the provisions of the 2000 Stock Option Plan so as to alter any outstanding Awards to the detriment of the optionee or participant without such participant's consent, and no amendment to the 2000 Stock Option Plan may be made without stockholder approval if such amendment would materially increase the benefits to participants in the 2000 Stock Option Plan, materially increase the number of shares issuable under the 2000 Stock Option Plan, reduce below 100% (110% in the case of a 10% Owner) of the fair market value on the date of grant the price per share of which any option may be granted, extend the terms of the 2000 Stock Option Plan or the period during which option may be granted or exercised or materially modify requirements as to eligibility to participate in the 2000 Stock Option Plan.

What Are the Important Provisions of the Plan With Respect to Each Type of
Award?

A.         Options
           -------

           Option Price. The Stock Option Committee shall determine the option price of all NQOs and all ISOs; provided however, the option price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted and, provided, further, that in the case of a participant who owns more than 10% of our issued and outstanding stock on the date of grant, the option price of an ISO shall be at least 110% of the fair market value of the Common Stock on the date the option is granted. The aggregate fair market value of the Common Stock with respect to which an ISO is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

           Option Term. The Stock Option Committee shall determine the expiration date of each Option; provided, however, no ISO shall be exercisable after the expiration of ten (10) years and (1) one day from the date the option was granted, and, provided, further, that ISOs granted to employees who are 10% owners on the date of grant shall expire no later than five (5) years from the date of grant. Options may terminate earlier as provided elsewhere herein.

           Exercisability of Options. The Stock Option Committee shall determine when Options are exercisable, in whole or in part, provided, however, that, except as provided in the 2000 Stock Option Plan, or unless otherwise determined by the Stock Option Committee at or subsequent to the date of grant, Options will not be exercisable until the first anniversary date of the granting of the Option. Options granted under the 2000 Stock Option Plan are subject to provisions regarding acceleration of exercise in the event of a Change of Control (as defined in the 2000 Stock Option Plan), including exercise by officers, directors and 10% Owners, and termination of employment due to retirement, death, disability, termination without cause and voluntary termination with our consent.

           Method of Exercise. Options may be exercised, in whole or in part, by giving us written notice of exercise specifying the optionee's election to purchase shares subject to option or to receive cash payment. Upon exercise of Options and payment of the exercise price, we will issue shares out of the amount so authorized under the 2000 Stock Option Plan. The exercise price of an Option shall be paid for in full (i) with cash (either by certified or bank check), or (ii) at the sole discretion of the Stock Option Committee, in the equivalent fair market value of shares of unrestricted Common Stock already owned by the optionee, properly endorsed, or
(iii) in the case of NQOs and at the sole discretion of the Stock Option Committee, in the equivalent fair market value of restricted Common Stock already owned by the optionee, or deferred stock subject to an Award under our Plans. The Stock Option Committee may require any person entitled to receive payment in respect of an Award to remit to us, prior to such payment, an amount sufficient to satisfy any federal, state or local tax withholding requirements.

           Unless the Stock Option Committee determines otherwise at the time of grant, during the 60-day period after a Change of Control, and with respect only to Options that are unaccompanied by an SAR, each optionee (other than (i) a member of the Stock Option Committee or (ii) an optionee who initiated a Change of Control in a capacity other than as one of our officers or directors) shall have the right to elect, by giving us written notice, to surrender all or part of the Option to us and to receive in cash (in lieu of exercising the Option) an amount equal to the amount by which the fair market value per share of the Common Stock on the date of exercise exceeds the exercise price per share under the Option multiplied by the number of shares of Common Stock granted under the Option as to which such right is exercised.

           However, any officer, director or 10% Owner of our capital stock (collectively, an "Insider") may only settle such right by either (A) making an election to settle such right to the extent the election during such 60-day period falls within one of four (4) ten-day periods, each period beginning on the third business day following the release of our quarterly or annual financial summary statements of sales and earnings (the "Summary Statements"), as the case may be, and ending on the twelfth business day following each such date (each such period being a "Window Period"), provided that we shall have been subject to and met all reporting requirements under the Exchange Act, for at least one (1) year prior to such settlement, or (B) pursuant to an irrevocable election to settle the right no earlier than six (6) months after the date of such election, which election need not occur during a Window Period, provided that the change of control transaction was approved by our shareholders (excluding Insider shareholders).

           The fair market value of the Common Stock attributable to any such right associated with an ISO is calculated on the same basis of determining the fair market value on the date of exercise of the ISO. The fair market value of the Common Stock attributable to any such right associated with an NQO is the higher of (i) the highest reported sale price of our Common Stock on the Nasdaq National Market for the 60-day period preceding the Change of Control and (ii) the highest per share price paid in any Change of Control transaction.

           Restrictions on Transferability. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Options granted under the 2000 Stock Option Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Options and may be referred to on the certificates evidencing such shares. ISOs may not be transferred by an optionee other than by will or by laws of descent and distribution.

           Effect of Termination of Employment, Death, Retirement or Permanent Disability. Except as hereinafter provided, every Option granted pursuant to the 2000 Stock Option Plan shall terminate on the earlier to occur of (i) the fixed expiration date set forth in the Option Agreement; and (ii) (a) if an employee ceases to be employed by us by reason of retirement or permanent disability, then three (3) years after such cessation of employment, to the extent that the employee was entitled to exercise it on the date of his cessation of employment, or (b) if an employee dies while employed by us or within three (3) years of his termination of employment by reason of retirement or permanent disability, then by his legal representative at any time within fifteen (15) months after his death in the event the optionee died while employed by us or within twelve (12) months of his death in the event the optionee died after retirement or permanent disability. Such Option exercises may only be made after the date of such termination for the full number of shares subject to the Option.

           If an optionee's relationship or employment by us terminates for any reason other than death, permanent disability or retirement, every Option granted to the optionee pursuant to the 2000 Stock Option Plan shall thereupon terminate; provided, however, that if such employment is terminated by our action (other than for reason of willful violation by the optionee of our rules), or by voluntary resignation of the optionee, in either case within eighteen (18) months following a Change of Control, Options held by such optionee may be exercised in full until the earlier of their expiration in accordance with their terms and six (6) months and one (1) day from such termination.

           If an optionee's employment is terminated for any reason other than the foregoing, the Option shall thereupon terminate. Transfers of employees among our affiliates and authorized leaves of absence are not deemed terminations of employment.

           If an optionee holding ISOs does not exercise the Option within three
(3) months after termination of such optionee's employment (one (1) year if such optionee's employment was terminated due to disability) the Option shall cease to be an ISO and shall be treated as an NQO for federal income tax purposes. In the event that an optionee's employment is terminated by reason of such optionee's death any ISOs shall continue to be treated as ISOs regardless of when they are exercised.

           Option Buyout. The Stock Option Committee may at any time offer to repurchase an Option, based on such terms and conditions as the Stock Option Committee shall establish at the time of such offer.

B.         Stock Appreciation Rights
           -------------------------

           Grant and Exercise. SARs enable a recipient to profit immediately from the disparity between the exercise price of the option and the fair market value of the stock. SARs may be granted as part of an Award (i) in the case of an NQO, at the time of the grant or thereafter, and (ii) in the case of an ISO, at the time of the grant only. SARs generally terminate upon the exercise of the related option and, unless exercised in connection with the death or permanent disability of the participant, are subject to the exercise conditions imposed on Insiders by Section 16 of the Exchange Act. SARs granted in connection with ISOs may be exercised only when the market price of the stock subject to the ISO exceeds the option price of the ISO.

           Method of Exercise. Upon exercise of the SAR, the optionee shall receive in cash or stock, as determined by the Stock Option Committee, the difference between the fair market value of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares in respect of which the SAR has been exercised. However, for 60 days following a Change of Control, an SAR unaccompanied by an ISO shall be valued at the higher of (a) the highest reported sales price on the Nasdaq National Market (or on such other exchange as our stock may then be listed) and (b) the highest price paid per share of our stock in such Change of Control transaction.

C.         Restricted Stock, Deferred Stock And Other Stock Based Awards
           -------------------------------------------------------------

           Grant. The Stock Option Committee may, in its discretion, award to a recipient either restricted stock, deferred stock or other stock based awards (collectively the "Stock Awards"). The Stock Awards will be evidenced by an agreement and provide that the stock subject to the Stock Award is not transferable for a specified period, or, in the case of an Award of deferred stock, not issuable for a specified period. In the case of a deferred stock Award, the Stock Option Committee may require a minimum payment at the end of the restrictive period or completion of a specified performance period and, in the event of a Change of Control, Stock Awards will be immediately issued to the recipient. Each recipient of a Stock Award will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares. Subject to the provisions of the 2000 Stock Option Plan and each agreement, each recipient of the Stock Award will be entitled to receive currently or on a deferred basis, interest or dividends, or equivalents thereof, with respect to such Award and the Stock Option Committee may provide that such amounts shall be deemed to be reinvested in additional stock or otherwise reinvested. Any stock based Award shall be issued for no cash consideration and any underlying securities of such Award shall be priced at no less than 50% of the fair market value of the stock on the date of grant.

           If the recipient of a Stock Award ceases to be an employee for any reason, then the Stock Award is subject to forfeiture, except as provided in the particular agreement, and except as such forfeiture may be waived by the Stock Option Committee when it, in its discretion, determines that such waiver is in our best interests.

           In the event of a participant's retirement, permanent disability or death, or in cases of special circumstances, the Stock Option Committee may waive any or all of the remaining restrictions and limitations imposed under the 2000 Stock Option Plan with respect to any Stock Awards.

           Restrictions on Transferability. Shares of restricted stock and deferred stock Awards may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until such time as the stated restrictions, or deferral period, as the case may be, lapse. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Stock Awards granted this 2000 Stock Option Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Stock Awards and may be referred to on the certificates evidencing such shares. Shares of restricted stock will be evidenced by a certificate that bears a restrictive legend.

What are the Federal Income Tax Consequences of the 2000 Stock Option Plan?

           The following discussion is a summary of the Federal income tax consequences to recipients of Awards and to us with respect to Awards granted under the 2000 Stock Option Plan. The 2000 Stock Option Plan is not qualified under Section 401(a) of the Code.

           Incentive Stock Options (ISOs). No income is generally recognized by an optionee when an ISO is granted or exercised. If the stock obtained upon exercise of an ISO is sold more than one (1) year after exercise and two (2) years after grant, the difference between the option price and the amount realized on the sale will be treated as long-term capital gain, which presently is subject to tax at a maximum rate of 20%. We are not entitled to a deduction as a result of the grant or exercise of an ISO or the sale of the stock acquired upon exercise thereof if the stock is held by the optionee for the requisite periods.

           If, however, the stock acquired upon exercise of an ISO is sold less than one (1) year after exercise or less than two (2) years after grant, the lesser of (i) the difference between the fair market value on the date of exercise and the option price or (ii) the difference between the amount realized on the sale and the option price will be treated as ordinary income, which presently is subject to tax at a maximum rate of 39.6%, and we will be entitled to a corresponding deduction. The excess of the amount realized on the sale over the fair market value on the date of exercise, if any, will be treated as long-term or short-term capital gain, depending on the length of time the stock is held.

           The excess of the fair market value of the stock over the option price on the date of exercise of an ISO will constitute an adjustment for alternative minimum tax purposes which may result in the optionee being subject to the alternative minimum tax.

           Nonqualified Stock Options (NQOs). No income is recognized by an optionee when an NQO is granted. Except as described below, upon exercise of an NQO an optionee is treated as having received ordinary income at the time of exercise in the amount equal to the difference between the option price paid and the then fair market value of the Common Stock acquired. We will be required to withhold tax thereon and will be entitled to a deduction at the same time and in an amount corresponding to such difference. The optionee's basis in the Common Stock acquired upon exercise of an NQO will be equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is generally treated as capital gain or loss.

           $100,000 Exercise Limitation for ISOs. If the aggregate fair market value of stock (determined at the date of grant) with respect to which ISOs granted after December 31, 1986 become exercisable, whether by passing of an anniversary date, acceleration or otherwise, during any one (1) calendar year exceeds $100,000, the excess will be treated for tax purposes as NQOs, with options being taken into account therefor in the order of grant.

           Payment with Common Stock. The 2000 Stock Option Plan allows an optionee to deliver Common Stock he already owns in payment of the option price. For any shares of Common Stock so exchanged, an amount equal to the fair market value thereof on the date tendered will be credited against the option price. In general, an optionee will not recognize gain with respect to any shares delivered to us in exchange for new shares acquired in the exercise of an Option.

           In the event Common Stock is used to pay the option price for an NQO, gain or loss will not be recognized in connection with such exchange to the extent that the number of shares of stock received on exercise does not exceed the number of shares of stock surrendered. The optionee's basis in the new shares will be equal to the basis of the stock surrendered and the holding period thereof will include the holding period of the shares exchanged. The fair market value of any additional shares received upon exercise of an NQO in exchange for stock (less any cash or other property paid in connection with the exercise), will constitute compensation to the optionee taxable as ordinary income. The optionee's basis in these additional shares will be equal to the amount of compensation included in income plus any cash or value of other property paid upon exercise, and the holding period therefor will begin on the date of the exchange.

           In the event Common Stock is used to pay the option price for an ISO, gain or loss normally will not be recognized in connection with such exchange. To the extent that the number of shares of stock received on exercise does not exceed the number of shares surrendered, proposed Treasury Regulations provide that the optionee's basis in these shares will be equal to the basis of the stock surrendered and, except as provided below, has the same holding period as the stock surrendered. To the extent the optionee receives a number of shares in excess of the number of shares surrendered, the optionee's basis in such additional shares will be zero (plus any gain recognized and any cash paid in connection with the exercise) and the holding period for such additional shares will begin on the date of such exchange.

           If Common Stock acquired upon the exercise of an ISO is delivered in payment of the option price upon the exercise of a second ISO before the stock was held for the requisite holding period, then the stock so delivered will not be eligible for tax-free treatment in the exchange, but instead the optionee generally will be required to recognize ordinary income at the time such stock is delivered as described above under "Incentive Stock Options."

           There are special complex rules relating to the allocation of basis and the holding period of ISO stock acquired by payment with previously held Common Stock. For example, the disposition of such shares prior to the end of the required holding period may result in a greater portion of the proceeds of disposition being treated as ordinary compensation income than might otherwise be expected.

           Stock Appreciation Rights (SARs). No tax is imposed on an optionee pursuant to a grant of an SAR. Upon exercise of an SAR, the optionee will recognize ordinary income equal to the amount of cash he receives, and we will be entitled to a compensation deduction. SAR payments are wages subject to withholding at the regular withholding rates applicable to the optionee's salary income. For a salaried optionee, the amount received upon settlement of an SAR is a "supplemental wage payment" subject to a flat 28% withholding obligation.

           Temporary and Proposed Treasury Regulations provide that an alternative right to receive a taxable cash payment for the cancellation or surrender of an ISO does not disqualify the Option as an ISO if the exercise of the right has the same economic and tax consequences as the exercise of the Option followed by the immediate sale of the underlying shares. Accordingly, the grant of an SAR linked to an ISO under the 2000 Stock Option Plan will not cause the ISO to lose its preferential tax treatment because the SAR will result in the same economic and income tax consequences to the optionee as if the optionee had exercised the ISO and sold the stock received upon exercising the ISO.

           Restricted Stock. Restricted Stock awarded to an employee may be subject to any number of restrictions (including deferred vesting, limitations on transfer, and forfeitability) imposed by the Stock Option Committee. In general, the receipt of Restricted Stock will not result in the recognition of income by an employee until such time as the shares are either not forfeitable or are freely transferable. Upon the lapse of such restrictions, the employee will be required to include as ordinary income the difference between the amount paid for the Restricted Stock, if any, and the fair market value of such stock on the date the restrictions lapse, and we will be entitled to a corresponding deduction. In addition, any dividends paid with respect to the Restricted Stock prior to the lapse of the restrictions will be treated as compensation income by the employee and will be deductible by us. Employees receiving Restricted Stock Awards may elect to include the value of such stock (less any amounts paid for such stock) as ordinary income at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Restricted Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Restricted Stock pursuant to the restrictions imposed by the Stock Option Committee.

           Deferred Stock. Deferred Stock awarded to an employee will not be delivered to the employee until after a specified period of time (the "Deferral Period"). Upon delivery of the shares after the Deferral Period, the employee may be required to make a minimum payment for the shares and/or the shares may be subject to restrictions similar to those imposed on Restricted Stock Awards. In general, an employee will be required to include the Deferred Stock Award as compensation income (and we will receive a deduction) at the earliest time such shares have been delivered and are freely transferable or are no longer subject to a substantial risk of forfeiture. The amount of compensation income (and our deduction) will be the difference between the amount paid for the Deferred Stock, if any, and the fair market value of the Deferred

Stock at the time such restrictions lapse. Any dividends paid with respect to the Deferred Stock prior to the time that the employee has included such stock as compensation income will be treated as additional compensation income and will be deductible by us. Employees receiving a Deferred Stock Award may elect to include the value of such stock (less any amount paid for such stock) as compensation at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Deferred Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Deferred Stock pursuant to the restrictions imposed by the Stock Option Committee.

           Other Stock Based Awards. The Stock Option Committee may issue other stock based Awards, including performance shares and convertible debentures. These Awards may be subject to such restrictions as may be imposed by the Stock Option Committee. In general, employees receiving such Awards will be required to include the fair market value of the Award in income as additional compensation on the date that the Award becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and we will be entitled to a corresponding deduction.

           In view of the complexity of the tax aspects of transactions involving the grant and exercise of ISOs, NQOs, and SARs, and the receipt and disposition of shares of Common Stock in connection with those and other Awards under the 2000 Stock Option Plan, and because the impact of taxes will vary depending on individual circumstances, each employee receiving an Award under the 2000 Stock Option Plan should consult their own tax advisor to determine the tax consequences in such employee's particular circumstances.

           Cap on Company Deductions for Certain Compensation. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility by us. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the corporation or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Although certain stock-based compensation can qualify for this performance-based exception, Awards granted under the 2000 Stock Option Plan do not qualify.

Registration with the Commission

           We intend to file a Registration Statement on Form S-8 covering the 2000 Stock Option Plan if the 2000 Stock Option Plan is approved by the shareholders.

PROPOSAL 3 - APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

           The Board has unanimously approved the proposal to amend Article THIRD of our Restated Certificate of Incorporation to increase the number of our authorized shares of Common Stock from 40,000,000 shares of Common Stock to 100,000,000 shares of Common Stock. The amendment only increases the number of our authorized shares of Common Stock. It does not increase or change in any way the number of authorized shares of our Preferred Sock or the rights, preferences or privileges of our Preferred Stock. The amendment will read and provide substantially as follows:

           "THIRD: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 102,000,000 shares, of which 100,000,000 shares shall be Common Stock, par value $.01 per share (the "Common Stock"), and 2,000,000 shares shall be Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting powers, if any, designations, preferences and relative participation, optional and other special rights, and the qualifications, limitations or restrictions, of Preferred Stock or any series of Preferred Stock shall be stated in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted by the Board of Directors of the Corporation; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participation, optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock of any series thereof into Common Stock of the Corporation and fix the voting power, if any, of shares of Preferred Stock or any series thereof."

What Are the Principal Reasons for the Increase in the Number of Authorized Shares of Our Common Stock?

o As of March 31, 2000, we had 38,230,704 shares of Common Stock issued and reserved for issuance upon exercise of options or warrants, leaving only 1,769,296 shares of Common Stock available for future issuance. No shares of Preferred Stock are currently issued and outstanding.

o The additional 60,000,000 shares of authorized Common Stock will provide us with increased flexibility for future growth and the opportunity for enhanced marketability of our shares. We need sufficient readily available shares to maintain our financing and capital raising flexibility, for stock splits and stock dividends, acquisitions and mergers, employee benefit plans and other business purposes.

o The increase in the number of authorized shares of Common Stock would permit us to issue such shares in connection with potential acquisitions, as well as to raise additional capital to finance our anticipated growth. The share increase would also allow us to issue additional shares of Common Stock under employee stock option plans to attract and retain qualified personnel. Having such additional authorized shares available will give us greater flexibility by permitting such shares to be issued without the expense or delay of holding a special meeting of shareholders. Such delay might deprive us of flexibility in effectively using our shares.

What Else Should I Know About the Proposed Increase in the Number of Authorized Shares of Our Common Stock?

o If the proposal is approved, the additional shares of Common Stock will be available to us for issuance without further action by the shareholders, unless such action is required by law or the rules of the NASD.

o The additional shares of Common Stock when issued, would become part of the existing class of Common Stock. The additional shares of Common Stock would have the same rights and privileges as the shares of Common Stock presently outstanding.

o You will not have any "preemptive rights" with respect to the additional shares of Common Stock. This means that if we issue any of the additional shares of Common Stock, for example, in connection with an acquisition or to raise capital, you would not have the right to participate in the purchase of any of the shares.

What Are the Possible Considerations Against the Proposal?

o If the Board were to issue additional shares, it could have a dilutive effect on our per share earnings and on your voting power.

o Although we have no present plans to do so, the additional authorized but unissued shares of our Common Stock could be used to make a change in control of our company more difficult. For example, such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines not to be in our company's or our shareholders' best interests. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock to acquire control of our company, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. We are not aware, however, of any pending or threatened efforts to obtain control of our company.

Will I Have Any Dissenter's Right of Appraisal for My Shares If the Proposal Is Approved?

o Under New Jersey law, shareholders have the right to "dissent" from certain corporate actions. In such cases, the dissenting shareholders are entitled to have their shares appraised and receive the fair value of their shares in cash, provided that they follow certain procedures. However, the proposal is not one of the special corporate actions from which a shareholder may dissent.

o Even if you vote against the proposal and the proposal is approved, you will not have any dissenter's right of appraisal for your shares of Common Stock.

PROPOSAL 4 - APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

           The Board of Directors seeks from the shareholders an indication of their approval or disapproval of our appointment of Ernst & Young LLP as our independent auditors for 2000.

           The firm of Ernst & Young LLP acted as our independent auditors for the fiscal year ended December 31, 1999 and has been selected by the Audit Committee of the Board of Directors to act as our independent auditors for the current fiscal year. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the directors have decided to ask the shareholders to ratify the appointment.

           If the appointment of Ernst & Young LLP as independent auditors for 2000 is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2000 will stand unless the Board finds other good reason for making a change.

           Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER MATTERS

General

           The Board of Directors knows of no other matters to come before the Annual Meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

Expenses of Solicitation

           The cost of soliciting proxies will be borne by us, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. We will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one (1) copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material. We have hired Georgeson Shareholder Communications Inc. to help us distribute and solicit proxies. We will pay Georgeson $6,500 plus expenses for these services. Certain of our directors, officers and employees, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph, facsimile or personal interview.

Shareholders' Proposals for Next Annual Meeting

           Shareholders' proposals submitted pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our 2001Annual Meeting of Shareholders, tentatively scheduled for Thursday, May 17, 2001 must be received by us at our offices shown on the first page of this Proxy Statement by December 1, 2000, for inclusion in our proxy statement and form of proxy relating to such meeting.

ANNUAL REPORT

           Our 1999 Annual Report to Shareholders (which includes financial statements for the fiscal year ended December 31, 1999) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC is available to shareholders without charge upon written request to our principal offices to the attention of the Secretary.

                                     By Order of the Board of Directors

                                     /s/ MICHAEL A. APPELBAUM

                                     MICHAEL A. APPELBAUM
                                     Executive Vice President-Finance and
                                     Administration, Chief Financial Officer and
                                     Treasurer

Princeton, New Jersey
April 10, 2000

                                 MEDAREX, INC.
                              707 State Road #206
                          Princeton, New Jersey 08450
     PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2000
         This proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints DONALD L. DRAKEMAN and MICHAEL A. APPELBAUM and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on March 31, 2000, at the Annual Meeting of Shareholders to be held on May 18, 2000, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned on the Notice of Annual meeting dated April 10, 2000, as follows:

           INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER The following matters have been proposed by the Company:

(1) The election of two Class         [ ]  FOR nominees listed   [ ] WITHHOLD AUTHORITY
    I Directors to serve for a term                                  to vote for nominees
    to expire in 2003
    Nominees: Dr. Donald L. Drakeman
    and Charles R. Schaller.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

----------------------------------------------------------------------------------------------

(2) The approval of the Company's 2000 Stock Option Plan.
     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

(3) The amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 to 100,000,000.
     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

(4) The ratification of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.
     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
(5) In their discretion, to vote upon such other business as may properly come before the Annual Meeting.

 UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3,
 AND 4.
                               I plan to attend the meeting. [ ] YES      [ ] NO

                               Date: _____________________________________, 2000
                               _________________________________________________
                                                   Signature
                               _________________________________________________
                                          Signature if held jointly
                                       Please sign exactly as name appears
                                       hereon, indicating official position or
                                       representative capacity, if any. If
                                       shares are held jointly, both owners
                                       must sign.
                                          THIS PROXY IS SOLICITED ON BEHALF OF
                                               THE BOARD OF DIRECTORS